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                                                                EXHIBIT 99(d)(6)
                                                                draft 11/26/02

                                   FEE LETTER

            Agreement dated as of November 29, 2002 between FirstCity Financial Corporation, a Delaware corporation ("FC") and FirstCity Consumer Lending Corporation, a Texas corporation ("CLC"), on the one hand, and The Governor and Company of the Bank of Scotland ("Lender"), on the other.

            Capitalized terms used herein and not otherwise defined have the meanings provided for such terms in (i) that certain Collateral Assignment of Partnership and LLC Interests dated as of November 29, 2002 executed by (among others) CLC and Lender, as such agreement may be amended, supplemented or otherwise modified from time to time (said agreement, as so amended, supplemented or otherwise modified from time to time, the "Security Agreement"), if defined therein, and (ii) if not defined in the Security Agreement, as defined in the Note (as defined in the Security Agreement).

                               W I T N E S S E T H

            WHEREAS, Lender has made or is expected to soon make a non-recourse $16,000,000 loan (the "Loan") to CLC to enable FC, which owns all of the outstanding capital stock of CLC, to consummate an exchange offer (the "Exchange Offer") for up to 1,222,901 shares of FC's New Preferred Stock, par value $0.01 per share, as part of a recapitalization of FC;

            WHEREAS, FC and CLC consider the recapitalization and the success of the Exchange Offer essential to the financial well-being of both companies and have requested that Lender make the Loan to CLC on the terms and conditions set forth in the Funding Letter;

            WHEREAS, the execution and delivery of this Agreement by FC and CLC is one of the conditions to Lender making the Loan to CLC;

            NOW, THEREFORE, to induce Lender to make the Loan to CLC and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, CLC and FC jointly and severally agree with Lender as follows:

            1. Payment. Whenever (x) a Disposition or Distributable Dividend occurs and (y) the aggregate amount of Proceeds from such Disposition or Distributable Dividend, when combined with the aggregate amount of Proceeds from
(i) all previous Dispositions and Distributable Dividends occurring after the date hereof and (ii) all other Dispositions and Distributable Dividends occurring at the same time as the Disposition or Distributable Dividend in question, exceeds $16,000,000, then FC and CLC shall pay to Lender, contemporaneously with each such Disposition or Distributable Dividend, the amount determined by the following formula:

                                  A= .2(P) - Y

where:

            A= the amount to be paid to Lender from the Proceeds of the relevant Disposition or Distributable Dividend;

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            P= the amount by which (i) the aggregate Proceeds received by
            Funding and other members of the FC Group from Dispositions and Distributable Dividends since December 1, 2002 (after giving effect to the Disposition or Distributable Dividend then occurring or having just occurred) exceeds (ii) $16,000,000; and

            Y= the aggregate amount of Proceeds from Dispositions and Distributable Dividends previously paid to Lender pursuant to this Agreement.

            2. Definitions. As used herein, the following terms have the following meanings:

            "Disposition" shall mean any sale, conveyance, lease, assignment, pledge or other disposition of, or grant of a security interest in, any of the Drive Collateral or any of the Pledged Drive Debt or any portion of any of the foregoing by (x) Funding or another member of the FC Group (other than to another member of the FC Group), or (y) any member of the BOS Group which has a Lien in such collateral or debt; and "Disposed" shall have a correlative meaning. Pledges of, or grants of a security interest in, any of the Drive Collateral to a member of the BOS Group shall not constitute a Disposition. Dispositions pursuant to any of the Executed Documents or pursuant to the Loan Agreements or (as defined in the respective Loan Agreements) Security Documents shall not be considered Dispositions for purposes of the preceding sentence.

            "Distributable Dividend" shall mean any Distribution by a Drive Entity with respect to Drive Collateral (other than a Tax Distribution).

            "Distribution" shall mean (i) a dividend, distribution, redemption, return of capital to one's equity holders as such, or any like payment or payment which has the effect of any of the foregoing, and (ii) all payments of principal, interest, premiums, penalties and the like made in respect of any Pledged Drive Debt. As used herein, "dividends" shall include, without limitation, distributions on account of partnership, limited liability company and other equity interests as well as distributions on account of shares of stock.

            "Drive Collateral" shall mean the Pledged Drive-GP Membership Interests and the Pledged Drive Partnership Interests.

            "Drive Entity" shall mean Drive Financial Services LP, a Delaware limited partnership, or Drive GP LLC, a Delaware limited liability company.

            "Pledged Drive Debt" shall mean the Specified Percentage of any indebtedness of Drive incurred after the date hereof and payable to Funding or CLC, whether or not evidenced by notes or other instruments or otherwise.

            "Proceeds" shall mean all consideration received by or on behalf of members of the FC Group in connection with a Disposition (after deduction of an amount equal to the Specified Percentage of the fees and expenses paid and payable for such Disposition) or a Distributable Dividend.

            "Specified Percentage" shall mean (x) a fraction (i) the numerator of which is 20% and (ii) the denominator of which is the percentage of all outstanding Drive-GP Membership Interests at the time of computation owned of record by members of the FC Group, multiplied by (y) 100.

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            "Tax Distribution" shall mean a Distribution made pursuant to
Section 2.7 of the Shareholders Agreement to the extent that it is reinvested in Drive pursuant to Section 4.7 of the Shareholders Agreement.

            3. Past-Due Payments. All amounts payable to Lender hereunder shall be paid to Lender at 565 Fifth Avenue, New York City, or to such other address as Lender from time to time notifies FC or CLC of. Amounts not paid when due hereunder shall accrue interest at the lesser of (x) the highest rate then permitted under applicable law or (y)18% per annum (based on a year of 365/366 days).

            4. Expenses. FC and CLC shall pay to Lender, on demand, all costs and expenses (including legal fees) incurred in connection with the enforcement of the provisions of this Agreement in the event that either FC or CLC shall not pay amounts payable to Lender under this Agreement when due.

            5. Liability. The obligations of FC and CLC hereunder are joint and several.

            6. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York City in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            7. Assignment. This Agreement is binding upon the parties hereto and their respective executors, administrators, successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Neither FC nor CLC may assign its rights or obligations hereunder without the prior written consent of Lender, and any such purported assignment shall be void.

            8. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all the parties hereto. Any such change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.

            9. Waiver. No failure or delay on the part of any of the parties hereto in exercising any right, power or privilege under this Agreement, and no course of dealing between or among any one or more of them shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            10. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

            11. Headings;. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

            12. Jurisdiction; Jury Waiver. Each party hereto hereby agrees that ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY to enforce any award rendered pursuant to Section 6 (or, if any, any other such action or proceeding that is permitted to be brought under this Agreement pursuant

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to the terms hereof) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK
LOCATED IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as the party bringing such action or proceeding may elect, and, by execution and delivery hereof, each of the parties hereto hereby accepts and consents for itself and in respect to its property, generally and unconditionally, with respect to any such action or proceeding, the exclusive jurisdiction of the aforesaid courts and waives any right to stay or to dismiss any such action or proceeding brought before said courts on the basis of forum non conveniens. Each party hereto hereby irrevocably consents that all process served or brought against it with respect to any such action or proceeding in any such court shall be effective and binding service in every respect if sent by certified or registered mail to the address set forth on the signature page hereof (or such other address as a party has notified the other hereof in accordance with the terms hereof, or (if permitted by law) by Federal Express or other similar overnight courier service; nothing in this Section 12 shall affect the right of any party hereto to serve process in any other manner permitted by law. TO THE EXTENT THAT ANY PARTY TO ANY SUCH ACTION OR PROCEEDING WOULD OTHERWISE BE ENTITLED TO A TRIAL BY JURY IN SUCH MATTER, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT OR HE MAY HAVE TO A TRIAL BY JURY. In the event of any conflict between the provisions of this Section and those of Section 6, those of Sections 6 shall prevail.

            13. Counterparts This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, binding upon all of the parties hereto. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

FirstCity Financial Corporation          For Deliveries (including, e.g., FedEx)
                                         6400 Imperial Drive
By_____________________________          Waco, Texas 76712
    Name:  James T. Sartain              Attn: Legal Dept.
    Title: President
                                         For Mail
                                         PO Box 8216
                                         Waco, Texas 76714-8216
                                         Attn: Legal Dept.

                                        fax:  254/751-7725

FirstCity Consumer Lending Corporation   For Deliveries (including, e.g., FedEx)
                                         6400 Imperial Drive
By_____________________________          Waco, Texas 76712
    Name:  James T. Sartain              Attn: Legal Dept.
    Title: Chairman of the Board
                                         For Mail
                                         PO Box 8216
                                         Waco, Texas 76714-8216
                                         Attn: Legal Dept.

                                        fax:  254/751-7725


The Governor and Company                         565 Fifth Avenue
    of the Bank of Scotland                      New York, NY 10017
                                                 fax:  212/883-6610

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By ______________________________________
   Jack S Dykes, Executive Vice President

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